Exhibit 4.1

Dated [to be dated immediately prior to date of prospectus] 2012

THE COCA-COLA EXPORT CORPORATION

BARLAN INC.

ATLANTIC INDUSTRIES

COCA-COLA OVERSEAS PARENT LTD

REFRESHMENT PRODUCT SERVICES INC.

CCHBC GROUPING, INC.

AND

KAR-TESS HOLDING

SHAREHOLDERS’ AGREEMENT

in respect of COCA-COLA HBC AG

CLEARY GOTTLIEB STEEN & HAMILTON LLP

City Place House,

55 Basinghall Street,

London EC2V 5EH

31053-015

i

THIS DEED is made on                               2012

BETWEEN:

(1)                                 THE COCA-COLA EXPORT CORPORATION, a company incorporated in [•] with registered number [•] whose registered office is at [•];

(2)                                 BARLAN INC, a company incorporated in [•] with registered number [•] whose registered office is at [•];

(3)                                 ATLANTIC INDUSTRIES, a company incorporated in [•] with registered number [•] whose registered office is at [•];

(4)                                 COCA-COLA OVERSEAS PARENT LTD, a company incorporated in [•] with registered number [•] whose registered office is at [•];

(5)                                 REFRESHMENT PRODUCT SERVICES INC, a company incorporated in [•] with registered number [•] whose registered office is at [•];

(6)                                 CCHBC GROUPING, INC. a company incorporated in [•] with registered number [•] whose registered office is at [•]; and

(7)                                 KAR-TESS HOLDING a company incorporated in [•] with registered number [•] whose registered office is at [•].

WHEREAS:

(A)                               Prior to the date hereof, the KO Group (as defined below) and Kar-Tess (as defined below) held, directly or indirectly, approximately 23.2% and 23.3% respectively of the issued share capital of Hellenic (as defined below).

(B)                               The Shareholders (as defined below) are parties to the Hellenic Shareholders’ Agreement (as defined below) for the purposes of regulating certain aspects of the governance of Hellenic and their relationship with each other in respect of Hellenic. The parties have, on or about the date hereof, entered into a side letter to terminate the Hellenic Shareholders’ Agreement with effect on and from Completion (as defined below).[Note: side letter to be drafted]

(C)                               On or about the date hereof, the Company (as defined below) has commenced a share exchange offer for the existing shares in Hellenic (excluding for these purposes any Greek statutory sell-out or Greek statutory buy-out procedure, the “Share Exchange Offer”) and has applied for admission of the Company’s shares to the premium listing segment of the Official List of the UK Listing Authority and to trading on the regulated market of the London Stock Exchange plc and with effect from the completion of the Share Exchange Offer (“Completion”) it is intended that the Company will become the parent company of Hellenic and the ultimate holding company of the CCH Group (as defined below).  Upon Completion, it is expected that the KO Group and Kar Tess will hold, directly or indirectly, up to approximately 25.8% and 25.9% respectively of the issued share capital of Hellenic.  The Company intends to implement a non-pre-emptive offering of new shares (the “Equity Offering”) within the 2 year period from Completion for the purposes of refinancing indebtedness incurred by the Company in order to effect the Share Exchange Offer and to satisfy any cash consideration required to be paid by the Company in accordance with Greek compulsory acquisition procedures.

(D)                               The CCH Group’s business is principally engaged in producing, selling and distributing non-alcoholic ready-to-drink beverages, under bottlers’ agreements with The Coca-Cola Company, operating in 28 countries.

(E)                                The Shareholders have agreed to enter into this Deed for the purpose of regulating certain aspects of their relationship with each other in respect of the Company.

IT IS AGREED as follows:

1.                                      DEFINITIONS AND INTERPRETATION

In addition to other words and terms defined elsewhere in this Deed, the following terms shall have the meanings set forth below, which meanings shall be applicable to both the singular and plural forms of the terms defined:

“Affiliate” of, or a Person “Affiliated” with a specified Person, means:

(a)                                 in relation to a Person (other than an individual or a limited partnership), a Person that directly or indirectly Controls or is Controlled by or is under common Control with, the Person specified;

(b)                                 in relation to a limited partnership, the general partner of that limited partnership; and

(c)                                  in relation to an individual, a Person who would be connected with that individual for the purposes of section 252 of the Companies Act if that individual was a director of a company;

“Articles” means the Articles of Association of the Company as in force at any given time;

“Board of Directors” means the Company’s Board of Directors;

“Business Day” means any day (excluding a Saturday or Sunday or public holiday) on which banks are open for general commercial business in London and Zurich;

“CCH Group” means the Company and its subsidiaries from time to time, including Hellenic;

“Companies Act” means the Companies Act 2006 of the United Kingdom;

“Company” means Coca-Cola HBC AG, a company incorporated as a stock corporation (Aktiengesellschaft) under the laws of Switzerland, registered in Switzerland with registered number CH-170.3.037.199-9 and whose registered office is at Baarerstrasse 14, 6300 Zug, Switzerland;

“Continuing Rights and Obligations” means the provisions in Clause 2 (Definitions and Interpretation”), Clause 7 (Representations and Warranties), Clause 8 (Termination) and Clause 9 (Miscellaneous);

“Control” (including, with correlative meanings, the terms “Controlled by” and “under common Control with”) in relation to a body corporate means either:

(a)                                 the power to direct the management and policies of that body corporate directly or indirectly whether through the ownership of voting securities, by contract or otherwise; or

(b)                                 the right to the beneficial interest in the distribution of profits of the body corporate of more than 50%;

“Deed of Adherence” means a deed of adherence substantially in the form set out in Schedule 1;

“Encumbrance” means:

(a)                                 any mortgage, charge, lien, pledge or other encumbrance securing any obligation of any Person;

(b)                                 any option, right to acquire, right of pre-emption, right of set-off or other arrangement under which money or claims to, or for the benefit of, any Person may be applied or set off so as to effect discharge of any sum owed or payable to any Person; or

(c)                                  any equity, assignment, hypothecation, title retention, claim, restriction, power of sale or other type of preferential arrangement the effect of which is to give a creditor in respect of indebtedness a preferential position in relation to any asset of a Person on any insolvency proceeding of that Person;

“Governmental Entity” means any supra-national, national, state, municipal or local government (including any sub-division, court, administrative agency, commission or other authority thereof) or private body exercising any regulatory, taxing, importing or quasi-governmental authority;

“Hellenic” means Coca-Cola Hellenic Bottling Company S.A., a company incorporated in Greece with registered number [13630/06/B/86/49] whose registered office is at [Fragoklissias Street, 151 25 Maroussi, Athens, Greece];

“Hellenic Shareholders’ Agreement” means the amended and restated shareholders’ agreement entered into by the Shareholders in relation to Hellenic on 19 December 2008;

“Kar-Tess” means Kar-Tess Holdings and any Affiliate of Kar-Tess to whom Shares are Transferred after the date hereof in accordance with Clause 3.3, and any successors and assigns of the foregoing;

“Kar-Tess Directors” means the directors of the Company proposed by Kar-Tess pursuant to Clause 5.1(a)(iii);

“KO Directors” means the directors of the Company proposed by the KO Group pursuant to Clause 5.1(a)(ii);

“KO Group” means The Coca-Cola Export Corporation, Barlan Inc. Atlantic Industries, Coca-Cola Overseas Parent Ltd, Refreshment Product Services Inc. and CCHBC Grouping, Inc, and any Affiliate of the KO Group to whom Shares are Transferred after the date hereof in accordance with Clause 3.3, and any successors and assigns of the foregoing, and “member of the KO Group” shall be construed accordingly;

“Law” means any statute, law, subordinate legislation, constitutional provision, code, regulation, ordinance, instrument, bylaw, rule, judgment, decision, order, writ, injunction, decree, permit, concession, grant, directive, binding guideline or policy, requirement of, or other governmental restriction of or determination by, any Governmental Entity or any official interpretation of any of the foregoing by any Governmental Entity;

“Nomination Committee” means the committee formed pursuant to the Organizational Regulations for, among other things, the nomination of directors;

“Organizational Documents” means, together, the Articles and the Organizational Regulations;

“Organizational Regulations” means the Organizational Regulations of the Company as in force at any given time;

“Parties” means the parties to this Deed;

“Person” means and includes any individual, firm, company or other body corporate, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);

“Shareholder Directors” means the Kar-Tess Directors and KO Directors collectively and “Shareholder Director” shall be construed accordingly;

“Shareholders” means, together, Kar-Tess and the KO Group, and “Shareholder” shall be construed accordingly;

“Shares” means all of the issued and outstanding shares of the Company, and any shares which the Company may hereafter authorize and issue, including subscription and other purchase rights relative to any such shares and all securities and obligations convertible into such shares, in each case whether now or hereafter issued;

“Supermajority Matter” means each of the matters listed in Clause 4.3, and all such matters together being the “Supermajority Matters”;

“TCCC” means The Coca-Cola Company; and

“Transfer” in relation to a Share includes whether directly or indirectly:

(a)                                 a sale, assignment or transfer;

(b)                                 creating or permitting to subsist any Encumbrance;

(c)                                  creating any trust or conferring any interest;

(d)                                 any agreement, arrangement or understanding in respect of votes or the right to receive dividends;

(e)                                  the renunciation or assignment of any right to subscribe or receive a Share or any legal or beneficial interest in a Share;

(f)                                   any agreement to do any of the above, except an agreement to transfer Shares which is conditional on compliance with the terms of this Deed; and

(g)                                  the transmission of Shares by operation of Law,

and the verb “to Transfer” shall be construed accordingly.

1.1                               In construing this Deed, unless otherwise specified:

(a)                                 a reference to any statute or statutory provision shall be construed as a reference to the same as has been or may from time to time be, amended, modified or re-enacted and to any subordinate legislation from time to time made under the relevant statute or statutory provision (as amended, modified or re-enacted) except to the extent that any amendment or modification made after the date of this Deed would increase or alter the liability of the Shareholders under the warranties;

(b)                                 a reference to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be treated as a reference to any analogous term in that jurisdiction;

(c)                                  the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things and general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words; and

(d)                                 references to the words “include” and “including” are illustrative, do not limit the sense of the words preceding them and shall be deemed to include the expression “without limitation”.

2.                                      CONDITIONS

2.1                               Conditions Precedent

Subject as provided in Clause 2.2, the obligations of the Parties shall be conditional in all respects upon settlement of the Share Exchange Offer.

2.2                               Conditions not satisfied

If settlement of the Share Exchange Offer does not occur on or before [•] 2013 (or such later date as the Parties may agree) this Agreement shall lapse and be of no further force and effect and no party shall have any claim hereunder against any other party.

3.                                      PROCEDURAL MATTERS: EXERCISE OF POWERS

3.1                               General Undertakings and Agreements of the Shareholders

Each Shareholder agrees to:

(a)                                 at all times exercise or cause to be exercised its voting and other rights and vote its Shares in a manner that is consistent with applicable Law and is not contrary to the provisions of this Deed or the Organizational Documents, and

(b)                                 to procure that all persons under their respective Control shall refrain from acting in a manner which may hinder or prevent giving full effect to this Deed, to the extent permitted by applicable Law and by the Organizational Documents.

3.2                               Amendments to Organizational Documents

To the extent that the Organizational Documents are inconsistent with the provisions of this Deed, the Shareholders agree to take all actions within their reasonable control necessary to effect such amendments to the Organizational Documents as may be reasonably necessary or appropriate to give full effect to the provisions of this Deed, or to remove any ambiguity or conflict between the terms of this Deed and those of the Organizational Documents, in each case to the extent permitted under applicable Law.

4.                                      TRANSFER, ACQUISITION OR ISSUANCE OF SHARES

4.1                               Restrictions on Transfer

(a)                                 Except as provided in Clause 4.2, no Shareholder shall Transfer its beneficial interest in or legal ownership of any of its Shares, where as a result:

(i)            the Shareholders’ aggregate ownership interest in the Company will no longer exceed: forty four percent (44%), from the date of this Deed to 31 December 2013 inclusive; and forty percent (40%), after 31 December 2013; or

(ii)           each of Kar-Tess’ and the KO Group’s respective aggregate ownership interest in the Company will no longer exceed: twenty two percent (22%), from the date of this Deed to 31 December 2013 inclusive; and twenty percent (20%), after 31 December, 2013, provided, however, that until whichever is the later of (i) the date the Company holds, directly or indirectly, one hundred percent (100%) of the issued share capital of Hellenic and (ii) the date of completion of the Equity Offering, each figure expressed as a percentage in Clauses 4.1(a)(i) and (ii) shall be deemed to be equal to the quotient determined by dividing such percentage by the percentage of the issued share capital of Hellenic acquired, directly or indirectly, by the Company for share consideration pursuant to the Share Exchange Offer.

4.2                               Sale of Shares

(a)                                 Subject to Clause 4.2(d), in the event that either Shareholder wishes to Transfer Shares to a third party or third parties so that the Shareholders’ or such Shareholder’s aggregate ownership interest in the voting securities of the Company will no longer exceed the relevant thresholds specified in Clause 4.1(a), such transfer shall be contingent on:

(i)            the prior written consent of the non-transferring Shareholder being obtained; and

(ii)           agreement being reached between the Shareholders on arrangements to ensure that the Shareholders can continue to exercise their voting rights and other rights and obligations as contemplated in this Deed.

(b)                                 The Shareholders agree to negotiate in good faith to reach such an agreement.

(c)                                  The Shareholders also agree that the non-transferring Shareholder shall not unreasonably refuse to accept a proposal from the transferring Shareholder for such an agreement.

(d)                                Notwithstanding the provisions of Clauses 4.2(a), (b) and (c), the non-transferring Shareholder shall have absolute and sole discretion in deciding whether or not to consent to any Transfer of Shares by the transferring Shareholder that would result in any Person or group, directly or indirectly, being the holder of an aggregate beneficial ownership interest in the Company in excess of thirty percent (30%); provided that this Clause 4.2(d) shall not apply to (i) any Transfer resulting from a merger (either by absorption or combination) of the Company with or into another company or any other business combination having substantially similar economic effect, in each case that is approved by the shareholders of the Company in compliance with the terms of this Agreement and the Articles or (ii) any Transfer that is made in connection with a holding company reorganization in which the new holding company would acquire 90% or more of the Shares and the shareholders of new holding company following completion of the transaction would consist solely of persons who held Shares (and with the same relative ownership interests as) immediately prior to such transaction  (for the avoidance of doubt, Clauses 4.2(a), (b) and (c) shall apply to any Transfer in connection with any transaction described in this proviso).

4.3                               Permitted Transfers

(a)                                 Nothing in this Clause 4 shall affect the ability of any Shareholder to Transfer Shares to an Affiliate of such Shareholder, provided that such Affiliate immediately becomes a party to this Deed pursuant to a duly executed Deed of Adherence, in which case the Shares held by such Affiliate shall be counted for purposes of the percentages and calculations hereunder.

(b)                                 Transfers of Shares to an Affiliate shall be subject to the Affiliate irrevocably undertaking with the original Shareholder under the Deed of Adherence to which it becomes a party that it shall Transfer, in accordance with this Deed, all the Shares held by it to such original Shareholder or an Affiliate thereof before it ceases to be an Affiliate of such original Shareholder.

(c)                                  Each Shareholder shall procure that all Affiliates in relation to which it is the transferor comply with the terms of this Deed.

(d)                                 Each Person that is a member of the KO Group and any KO Group Affiliate which becomes a party to this Deed accepts joint and several liability for any breach of this Deed by any member of the KO Group or any other KO Group Affiliate which becomes a party to this Deed.  Any Kar-Tess Affiliate which becomes a party to this Deed accepts joint and several liability for any breach of this agreement by Kar-Tess or by any other Kar-Tess Affiliate which becomes a party to this Deed.

4.4                               Transfer of Shares

(a)                                 The KO Group hereby agrees to give notice in writing to Kar-Tess at least 10 Business Days in advance of any proposed Transfer of the Company’s Shares by or to any of the entities comprising the KO Group or by or to any of the Affiliates of the KO Group, and Kar-Tess hereby agrees to give notice in writing to the KO Group at least 10 Business Days in advance of any proposed Transfer of the Company’s Shares by or to Kar-Tess or by or to any of the Affiliates of Kar-Tess. Notwithstanding the preceding sentence, any KO Group Shareholder may transfer Company shares to any other KO Group Shareholder or to any KO Group Affiliate and Kar-Tess may transfer Company Shares to any Kar-Tess Affiliate, without advance notice.

(b)                                 Save as required by applicable Law or regulation, each Shareholder agrees not to disclose, directly or indirectly, to any third party any confidential or non-public information communicated pursuant to this Clause 4.4, except as permitted by Clause 9.2(b).

5.                                      BOARD OF DIRECTORS

5.1                               Composition and Shareholder Nominees

(a)                                 Each Shareholder undertakes to exercise its respective voting rights in the Company, and to procure that any Shareholder Director selected for nomination by it exercises his or her voting rights on the Board of Directors or the Nomination Committee (subject to his or her statutory and other fiduciary duties), and to use all other reasonable endeavours, to procure that:

(i)            the Board of Directors shall consist of no more than  thirteen (13) members;

(ii)           the KO Group shall be entitled to select two (2) individuals for recommendation by the Nomination Committee and subsequent nomination by the Board of Directors for election to the Board of Directors by the Company’s shareholders;

(iii)          Kar-Tess shall be entitled to select four (4) individuals for recommendation by the Nomination Committee and subsequent nomination by the Board of Directors for election to the Board of Directors by the Company’s shareholders;

(iv)          the Nomination Committee shall recommend up to seven (7) additional individuals for subsequent nomination by the Board of Directors for election to the Board of Directors by the Company’s shareholders; and

(v)           the individuals selected by the KO Group and Kar-Tess pursuant to Clause 5.1(a) (i) and (ii), respectively, are elected to the Board of Directors by the Company’s shareholders.

(b)                                 Each Shareholder further undertakes to exercise its voting rights in the Company, and to procure that any Shareholder Director selected for nomination by it exercises his or her voting rights on the Board of Directors or the Nomination Committee (subject to his or her statutory and other fiduciary duties), and to use all other reasonable endeavours, to procure that the Nomination Committee shall consist of five (5) members:

(i)            one (1) of whom shall be a KO Director;

(ii)           one (1) of whom shall be a Kar-Tess Director; and

(iii)          three (3) of whom shall be independent Directors recommended by the Nomination Committee and approved by the Board of Directors.(1)

(c)                                  If the size of the Board of Directors or Nomination Committee changes, each Shareholder undertakes to exercise its respective voting rights in the Company, and to procure that any Shareholder Director nominated by it exercises his or her voting rights on the Board of Directors (subject to his or her statutory and other fiduciary duties), and to use all other reasonable endeavours, to procure that the proportion of appointments of the Shareholder Directors in such new Board of Directors shall reflect the proportions set out in 5.1(a) above.

(d)                                 Either Shareholder may at any time and in its sole and absolute discretion by notice in writing to the other terminate the nomination of any Shareholder Director nominated by it and propose another individual for selection by the Nomination Committee in his place and the other Shareholder shall join in procuring (so far as they are able and as permitted by applicable Law) that such action is taken as may be necessary under the Organizational Documents to effect the removal or replacement of the Shareholder Director concerned from consideration by the Nomination Committee.

(e)                                  The Shareholders shall ensure that in case of a tied vote of the Board of Directors, the Chairman of the Board of Directors shall have the casting and deciding vote.

5.2                               Vacancy

At any time when a vacancy occurs on the Board of Directors in respect of a Shareholder Director:

(a)                                 the Shareholder who had originally selected that Shareholder Director shall have the exclusive right to select a new candidate as a replacement, for nomination by the Nomination Committee and subsequent nomination by the Board of Directors for election to the Board of Directors by the Company’s shareholders; and

(b)                                 each Shareholder undertakes to exercise its voting rights in the Company, and to procure that any Shareholder Director selected for nomination by it exercises his or her voting rights on the Board of Directors or the Nomination Committee (subject to his or her statutory and other fiduciary duties), and to use all other reasonable endeavours, to procure that the individuals selected pursuant to Clause 5.2(a) are elected to the Board of Directors by the Company’s shareholders.

5.3                               Special Quorum Rules and Supermajority Provisions.

The Shareholders undertake to exercise their respective voting rights in the Company, and to procure that any Shareholder Director respectively nominated by them exercises his or her voting rights on the Board of Directors (subject to his or her statutory and other fiduciary duties), and to use all other reasonable endeavours, to procure that the Organizational Regulations provide that decisions with respect to the CCH Group on the following matters shall require a quorum of eight (8) directors and a positive vote by a two-thirds majority of the directors present and entitled to vote:

(a)                                 engaging in any business other than the bottling of beverages and any business incidental thereto;

(b)                                 incurring, issuing, guaranteeing or assuming any indebtedness or the approval of capital expenditures in excess of EUR 30,000,000 (or the equivalent amount of another currency);

(c)                                  entering into any agreement, arrangement or contract involving payments or other consideration in excess of EUR 30,000,000 (or the equivalent amount of another currency);

(d)                                 sale, lease, exchange, transfer or otherwise disposing, directly or indirectly, in a single transaction or a series of transactions of all or substantially all of the assets of the Company, or any sale of a majority of the value of the assets of the Company, in each case, when such disposition is not in the ordinary course of business (unless such sale is undertaken in connection with, or as a part of , a sale-lease back transfer);

(e)                                  appointment or dismissal of the chief executive of the Company;

(f)                                   approval of the annual budget,  provided that if no new annual budget is approved, the prior year’s budget, adjusted for inflation, will be used in place of the new annual budget until the new annual budget is approved;

(g)                                  approval of any annual business plan submitted by Company management;

(h)                                 any amendment to the list of Supermajority Matters in the Organizational Regulations;

(i)                                     any modification to the quorum or majority voting requirements for approving a Supermajority Matter;

(j)                                    any change to the size of the Board of Directors; and

(k)                                 any change to the size or composition (as described in Clause 5.1(b)) of the Nomination Committee.

5.4                               Shareholder Consultation

(a)                                 The Shareholders agree that, before any meeting of the Board of Directors at which a Supermajority Matter will be considered, or following the circulation of any proposed written resolution of the Board of Directors concerning a Supermajority Matter, their representatives will meet to discuss the proposal in an attempt to reach an agreed position.

(b)                                 In the event that:

(i)            either Shareholder states its opposition to any such proposal in respect of a Supermajority Matter, the other Shareholder shall procure that any Shareholder Director selected by it for nomination by it from time to time shall (subject to his or her statutory and other fiduciary duties) exercise his or her voting rights and other powers and authorities in order (insofar as they are able to do so through the exercise of such rights, powers and authorities) to oppose such proposal; and

(ii)           the Shareholders have reached an agreed position on a proposal in respect of a Supermajority Matter, the Shareholders shall procure that any Shareholder Director selected by it for nomination by it from time to time shall (subject to his or her statutory and other fiduciary duties) exercise his or her voting rights and other powers and authorities in order (insofar as they are able to do so through the exercise of such rights, powers and authorities) to give effect to such agreed position (for the avoidance of doubt, such agreed position may or may not include a modification to the original proposal).

6.                                      RIGHTS AS SHAREHOLDERS

6.1                               Matters Requiring a Majority Vote of Shareholders.

(a)                                 The Shareholders shall take all necessary actions to procure that the following matters shall require approval by a majority of two thirds (2/3) of the voting rights represented and an absolute majority of the nominal value of shares in the Company represented at a meeting of shareholders of the Company (or such higher percentage as may be required under the Organizational Documents or applicable Law):

(i)            modifications to the Articles;

(ii)           increase or decrease to the capital of the Company; and

(iii)          the merger (either by absorption on combination) of the Company with or into another company or any other business combination having substantially similar economic effect; provided that the enterprise value of such other company exceeds 25% of the Company’s enterprise value; and

(iv)          modifications to the quorum or majority voting requirements specified in the Organizational Regulations for approving any Supermajority Matters, or modifications to the list of Supermajority Matters.

(b)                                 The Shareholders shall take all necessary actions to procure that the following matters shall require approval by a majority of 80% of the voting rights outstanding and exercisable in accordance with applicable Law and the Articles, and an absolute majority of the nominal value of shares in the Company represented at a meeting of shareholders of the Company (or such higher percentage as may be required under the Organizational Documents or applicable Law):

(i)            the liquidation or dissolution of the Company; and

(ii)           any amendment to the Articles in respect of the quorum or majority voting requirements for the matters specified in Clause 6.1(b)(i).

6.2                               Shareholder Consultation.

The Shareholders agree that, before any meeting of shareholders of the Company at which a matter listed in Clause 6.1 above will be considered, their representatives will meet to discuss the proposed action.  In the event that either Shareholder states its opposition to a proposal in respect of a matter listed in Clause 6.1 above, the other Shareholder shall vote its shares in the Company in opposition to that proposal.

7.                                      REPRESENTATION AND WARRANTIES

7.1                               Representations and Warranties.

Each Shareholder represents and warrants for itself or its members (as applicable) to the other Shareholder that, as of the date of this Deed by reference to the facts and circumstances subsisting on the date of this Deed:

(a)                                 Power and Organization

(i)            it is duly organized or incorporated (as applicable), validly existing and in good standing and registered under the Laws of its jurisdiction of organization or incorporation (as applicable);

(ii)           it has the requisite capacity, power and authority to enter into this Deed and to perform its obligations under this Deed;

(iii)          the execution, delivery and performance of this Deed by it have been duly authorized by all necessary action;

(iv)          when executed, this Deed constitutes a legal, valid and binding obligation of it, enforceable in accordance with its terms, subject to applicable Law; and

(v)           the entry into and performance of its obligations under this Deed does not:

(A)          violate or constitute a default (with or without the lapse of time) under its organizational documents or under any material indenture, mortgage, deed of trust, or other instrument, any contractual covenant or any restriction to which it is a party or by which it or its assets are bound; or

(B)          violate any provision of any Law to which it is subject or by which its assets may be bound or result in a breach of any order, judgment or decree of any Governmental Entity by which it is bound or by which it or its assets may be bound.

(b)                                 No Litigation.

There are no actions, suits, or proceedings pending or, to its knowledge, threatened against it or any of its Affiliates in any court or by or before any Governmental Entity in which an adverse decision could be reasonably expected to materially and adversely affect the ability of the Shareholder or its Affiliates to perform its obligations under this Deed.

7.2                               Survival of Representations.

The representations and warranties of the Parties made pursuant to this Clause 7 regarding the position in effect at the time of execution and delivery of this Deed shall survive the consummation of the transactions contemplated herein.  Each Party shall be entitled to rely on such representations and warranties made at the date hereof after the execution of this Deed until the termination of this Deed in accordance with Clause 8.

8.                                      TERMINATION

8.1                               This Deed shall terminate, save for the Continuing Rights and Obligations, which will continue to apply, and the Shareholders shall be released of their respective obligations hereunder, without prejudice to any rights or liabilities arising under this Deed prior to such termination:

(a)                                 at such time as the Shareholders agree in writing to terminate this Deed;

(b)                                 upon notice to the other Shareholder of a Shareholder’s election to terminate this Deed in accordance with Clause 8.3; or

(c)                                  if the Company ceases to exist,

provided however, that notwithstanding any termination of this Deed, for as long as Kar-Tess or any entities comprising the KO Group are shareholders of the Company, Kar-Tess and such entities shall vote their respective shares against any proposal to liquidate or dissolve the Company unless the KO Group and Kar-Tess have otherwise agreed.

8.2                               This Deed shall have an initial term expiring on 31 December 2013 and, provided that neither Party shall have terminated this Deed due to a breach by the other Party, shall renew for a further five-year term expiring on 31 December 2018 without further action by the Parties.  Either Shareholder may terminate this Deed upon three months’ prior written notice to the other Shareholder providing for termination at any time after 31 December 2018.  The Parties acknowledge that any waiver of the provisions of this Clause 8.2 must be expressly stated in writing executed by all Parties.

8.3                               In the event that a Shareholder breaches this Deed the other Shareholder shall be entitled to terminate this Deed with immediate effect.

9.                                      MISCELLANEOUS

9.1                               Further Assurances

(a)                                 The Shareholders hereby covenant and agree that they shall execute and deliver such further and other instruments, agreements and writings and do and perform and cause to be done and performed, such further and other acts and things that may be necessary or desirable in order to give full effect to this Deed and every part of it.

(b)                                 Each Shareholder undertakes that it will:

(i)            exercise its voting rights and other rights as a shareholder of the Company in order (insofar as it is able to do so through the exercise of such rights) to give full effect to the terms of this Deed and the rights and obligations of the Parties as set out herein;

(ii)           procure that any Shareholder Director selected by it for nomination from time to time (subject to his or her statutory and other fiduciary duties) exercise his or her voting rights and other powers and authorities in order (insofar as they are able to do so through the exercise of such rights, powers and authorities and as permitted by applicable Law) to give full effect to the terms of this Deeds and the rights and obligations of the Parties as set out herein; and

(iii)          to the extent to which it is able to do so by applicable Law, to procure that the Company will comply with each of the provisions of this Deed.

9.2                               Confidentiality

(a)                                 Each Party shall keep confidential the terms of this Deed and the transactions contemplated by it and shall not make any disclosure relating to or the transactions contemplated by it.

(b)                                 Clause 9.2(a) shall not prohibit the disclosure of any information if and to the extent that:

(i)            the information is in or enters into the public domain other than by a breach of this Deed;

(ii)           it is required by applicable Law or by a court of competent jurisdiction or by any governmental, supervisory or regulatory authority;

(iii)          any information is subject to a contractual obligation entered into before the date of this Deed; or

(iv)          the disclosure of information is made by a Shareholder to its Affiliates, directors, employees or professional advisers.

9.3                               Binding Effect

All of the terms, provisions and conditions of this Deed shall be binding upon and, subject to any applicable restriction on transfer contained herein, inure to the benefit of the Shareholders hereto and their respective successor and assigns.

9.4                               Notices

Any notices or communications required or permitted hereunder shall be in writing and shall be delivered by hand, international courier, or facsimile addressed as follows:

If to the KO Group:	The Coca-Cola Company One Coca-Cola Plaza Atlanta, Georgia 30313 USA Attn: Chief Financial Officer And General Counsel
	Facsimile:	00 1 404 676 8621 and 00 1 404 676 7580

[Note: Details to be updated]

If to Kar-Tess:	Kyriakides Georgopoulos & Daniolos Issaias Law Firm 28 Dimitriou Soutsou Street 11521 Athens Greece Facsimile: 00 30 210 6856 657 Attn: Leonidas Georgopoulos [Note: Details to be updated]

Either Shareholder may, on fifteen (15) days’ notice given in accordance with this Clause 9.4 the other Shareholder, designate another address or Person for receipt of notices hereunder.

Notices and communications given hereunder shall be deemed to have been received (i) at the time that its receipt is signed for in the case of delivery by hand or by courier or (ii) if delivered by fax, at the time that a transmission report is generated by the sender’s fax machine confirming that all pages were successfully transmitted to the number set out above.

9.5                               Entire Agreement

This Deed constitutes the entire agreement of the Shareholders with respect to the subject matter hereof, and supersedes all previous agreements by and between the Shareholders, as well as all proposals, oral or written, and all negotiations, conversations or discussions heretofore had between the Shareholders related to this Deed and the subject matter hereof.

9.6                               Amendment

This Deed shall not be deemed or construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, except by written amendment signed by all Shareholders hereto.

9.7                               Severability

In the event that any of the terms of this Deed are in conflict with any rule of law or statutory provision or are otherwise held to be unenforceable under applicable Law, such terms shall be deemed stricken form this Deed and shall be replaced by a legal and valid provision that as nearly possible achieves the purpose and effect of the provision declared invalid.   Any finding of invalidity or unenforceability shall not invalidate any of the other terms of this Deed and this Deed shall continue in force, unless the invalidity or unenforceability of any such provisions hereof, notwithstanding any substitute provision as described above, does substantial violence to, or where the invalid or unenforceable provisions comprise an integral part of, or are otherwise inseparable from, the remainder of this Deed.

9.8                               Waiver

No failure by any Shareholder to take any action or assert any right, power, or remedy provided by applicable Law or under this Deed shall be deemed to be a waiver or such right, power, or remedy nor shall any partial exercise thereof preclude any further exercise of the same or of some other right, power or remedy. The rights and remedies provided under this Deed are cumulative and are not exclusive of any rights and remedies provided by applicable Law or otherwise.

9.9                               Remedies

The Shareholders acknowledge and agree that damages alone would not provide an adequate remedy for any breach of the provisions of this Deed and therefore, without prejudice to any and all other rights and remedies a Shareholder may have (including, but not limited to, damages), each Shareholder shall be entitled without proof of special damage to the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of such provisions.

9.10                        Counterparts and Governing Version

This Deed may be executed in two or more counterparts in the English language but shall not be effective until all Parties have executed at least one counterpart.  Each such counterpart shall be deemed an original hereof and all counterparts shall together constitute a single agreement.  In case of any conflict between the English version and any translated version of this Deed, the English version shall govern.

9.11                        Governing Law

The construction, validity and performance of this Deed and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of England without giving effect to the conflicts of law rules thereunder.

9.12                        Arbitration.

Any dispute, controversy or claim arising out of, relating to, or in connection with this Deed, or the performance, breach, termination or validity thereof, shall be finally resolved by arbitration administered by the London Court of International Arbitration (“LCIA”) in accordance with the London Court of International Arbitration Rules (the “Rules”) in effect at the time of the arbitration, which Rules are deemed to be incorporated by reference into this clause except as they may be modified herein or by mutual agreement of the Parties.

(a)                                 The number of arbitrators shall be three.

(b)                                 The seat of the arbitration shall be London in the United Kingdom.

(c)                                  The arbitration shall be conducted in the English language.

(d)                                 By agreeing to arbitration, the Parties do not intend to deprive any court of competent jurisdiction of its ability to issue any form of provisional remedy, including a preliminary injunction or attachment in aid of the arbitration, or order any interim or conservatory measure. A request for such provisional remedy or interim or conservatory measure by a Party to a court shall not be deemed a waiver of this agreement to arbitrate.

(e)                                  The arbitral award shall be in writing, state the reason for the award and be final and binding on the parties.  Judgment on the award may be entered in any court of competent jurisdiction, and may include an award of costs, including reasonable attorney’s fees and disbursements.  All amounts payable under the award shall be in U.S. dollars and shall bear interest from the date of the award until the date of payment at a rate to be fixed by the arbitrators.

(f)                                   The parties agree to keep confidential all awards in their arbitration, together with all materials in the proceedings created for the purpose of the arbitration and all other documents produced by another party in the proceedings not otherwise in the public domain, save and to the extent that disclosure may be permitted by Clause 9.2(b)(ii) or (iv), to protect or pursue a legal right or to enforce or challenge an award in bona fide legal proceedings before a court of competent jurisdiction.

9.13                        No Partnership.

None of the provisions of this Deed shall be deemed to constitute a partnership between the Shareholders and neither Shareholder shall have the authority to bind the other in any way.

9.14                       No Assignment.

Without prejudice to the ability of the Shareholders to Transfer Shares pursuant to this Deed, no Shareholder may assign or transfer or propose to assign or transfer its rights or interest under this Deed without the prior written consent of the other Shareholders.

9.15                        Third Party Rights

The Parties do not intend any term of this Deed should be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999, by any Person who has not become a Party to this Deed by executing a Deed of Adherence in accordance with its terms.

IN WITNESS WHEREOF, this Deed has been executed and delivered by the Parties as a DEED on the date and year first above written.

Executed as a deed by	By:

THE COCA-COLA EXPORT CORPORATION	Name:

Title:

By:

Name:

Title:

Executed as a deed by

BARLAN, INC.	By:

Name:

Title:

By:

Name:

Title:

Executed as a deed by

ATLANTIC INDUSTRIES	By:

Name:

Title:

By:

Name:

Title:

Executed as a deed by

COCA-COLA OVERSEAS PARENT LTD	By:

Name:

Title:

By:

Name:

Title:

Executed as a deed by

REFRESHMENT PRODUCT SERVICES, INC.	By:

Name:

Title:

By:

Name:

Title:

Executed as a deed by

CCHBC GROUPING, INC.	By:

Name:

Title:

By:

Name:

Title:

Executed as a deed by

KAR-TESS HOLDING	By:

Name:

Title:

By:

Name:

Title:

SCHEDULE 1 DEED OF ADHERENCE

THIS DEED OF ADHERENCE is made on [•]

BETWEEN:

(1)                                 THE COCA-COLA EXPORT CORPORATION, a company incorporated in [•] with registered number [•] whose registered office is at [•];

(2)                                 BARLAN INC, a company incorporated in [•] with registered number [•] whose registered office is at [•];

(3)                                 ATLANTIC INDUSTRIES, a company incorporated in [•] with registered number [•] whose registered office is at [•];

(4)                                 COCA-COLA OVERSEAS PARENT LTD, a company incorporated in [•] with registered number [•] whose registered office is at [•];

(5)                                 REFRESHMENT PRODUCT SERVICES INC, a company incorporated in [•] with registered number [•] whose registered office is at [•];

(6)                                 CCHBC GROUPING, INC. a company incorporated in [•] with registered number [•] whose registered office is at [•];

(7)                                 KAR-TESS HOLDING a company incorporated in [•] with registered number [•] whose registered office is at [•] (“Kar-Tess”); and

(8)                                 a company incorporated in [•] with registered number [•] whose registered office is at [•] (the “New Shareholder”).

WHEREAS:

(A)                          [•] (the “Transferor”) is proposing to transfer [•] Shares to the New Shareholder, subject to the execution by the New Shareholder of this Deed.

(B)                             This Deed is entered into in compliance with the Shareholders’ Deed dated [•] made between Kar-Tess and the KO Group, as such shareholders’ agreement shall have been or may be amended or supplemented from time to time (the “Shareholders’ Deed”).

(C)                             Capitalised terms used but not otherwise defined in this Deed shall have the same meaning as in the Shareholders’ Deed.

THIS DEED WITNESSES as follows:

1.                                      The New Shareholder confirms that it has been supplied with and has read a copy of the Shareholders’ Deed.

2.                                      The New Shareholder undertakes (a) to assume the benefit of the rights of the Transferor under the Shareholders’ Deed and (b) to observe, perform and be bound by all the obligations and terms of the Shareholders’ Deed capable of applying to the

New Shareholder and which are to be performed on or after the date of this Deed, to the intent and effect that the New Shareholder shall be deemed with effect from the date on which the New Shareholder is registered as a shareholder of the Company to be a party to the Shareholders’ Deed (as if named as a party to the Shareholders’ Deed), but without prejudice to such obligations of the Transferor under the terms of the Shareholders’ Deed.

3.                                      The New Shareholder irrevocably agrees that it shall transfer to a transferee permitted by the Shareholders’ Deed, in a manner permitted by this Deed and the Shareholders’ Deed, all the Shares held by it before it ceases to be an Affiliate of such Transferor.

4.                                      The New Shareholder further irrevocably agrees that its liability for any breach of the Shareholders’ Deed shall be joint and several with the liability of the Transferor and its Affiliates.

5.                                      This Deed is made for the benefit of (a) the original Parties to the Shareholders’ Deed and (b) any other person(s) who after the date of the Shareholders’ Deed (and whether prior to or after the date of this Deed) adhere(s) to the Shareholders’ Deed.

6.                                      The details of the New Shareholder for the purposes of Clause 9.4 of the Shareholders’ Deed are as follows:

[Name]

[Address]

Fax No:	[ ]

Email address:	[ ]

Contact:	[ ]

7.                                      The terms of Clauses 9.2 to 9.15 (inclusive) of the Shareholders’ Deed shall apply to this Deed as if such Clauses were set out mutatis mutandis herein.

IN WITNESS whereof this Deed has been executed and delivered by the Parties as a DEED on the date and year first above written

Executed a deed by	By:

[NEW SHAREHOLDER]		Name:

Title:

By:

Name:

Title:

Executed as a deed by	By:

THE COCA-COLA EXPORT CORPORATION	Name:

Title:

By:

Name:

Title:

Executed as a deed by

BARLAN, INC.	By:

Name:

Title:

By:

Name:

Title:

Executed as a deed by

ATLANTIC INDUSTRIES	By:

Name:

Title:

By:

Name:

Title:

Executed as a deed by

COCA-COLA OVERSEAS PARENT LTD	By:

Name:

Title:

By:

Name:

Title:

Executed as a deed by

REFRESHMENT PRODUCT SERVICES, INC.	By:

Name:

Title:

By:

Name:

Title:

Executed as a deed by

CCHBC GROUPING, INC.	By:

Name:

Title:

By:

Name:

Title:

Executed as a deed by

KAR-TESS HOLDING	By:

Name:

Title:

By:

Name:

Title: